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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
S.Y. Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement Nos. 33-96740, 33-96742 and 33-25885 on Form S-8 and 33-96744 on Form S-3 of S.Y.
Bancorp. Inc. of our report dated January 24, 1997, relating to the consolidated balance sheets of S.Y. Bancorp. Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 annual report on Form 10-K of S.Y. Bancorp, Inc.

Our report refers to a change in the method of accounting for certain investments in debt and equity securities in 1994.


/s/ KPMG Peat Marwick LLP


Louisville, Kentucky
March 21, 1997